EXHIBIT 10.1

[COMPANY LOGO]	Offer of Employment

GREGORY ZEEMAN

SEPTEMBER 26, 2015

Dear Greg,

It is with pleasure that we extend to you an offer to join Enova as our Chief Operating Officer. Here at Enova we are proud to work with the best and the brightest. If you choose to join us your total compensation will consist of a base salary, bonus, long-term incentive comp (equity), perks and benefits. Summary of compensation and benefits:

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Base salary of $US 450,000 annually less applicable withholdings. Adjustments are commensurate with profitability and overall individual performance. You will be expected to participate in our annual review process and salaries adjustments are evaluated as merited.

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You will be eligible for a Short-Term discretionary performance bonus with a target value of 75% of your base salary. Annual bonuses reflect both individual and company performance and can be a significant part of your total compensation. Eligibility for performance bonus will begin in 2016.

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You will also be eligible to participate in Enova's equity award program. Your Equity awards are in the form of restricted stock and stock options and typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2016. Target equity value is 225% of base salary. Actual award size is subject to discretion and approval of the board of directors of Enova International, Inc. The actual award for 2016 will have a value of not less than $1,000,000. You will also receive a one-time sign-on equity grant of $1.2 million in the form of 50% restricted stock (vesting 25% per year over 4 years) and 50% stock options (vesting 33.33% per year over 3 years). All terms and conditions, including those for vesting, forfeiture, and ownership guidelines, are set forth in Enova's Long-Term Incentive Plan.

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You will receive a $600,000 sign-on bonus, $200,000 being paid within 30 days of your date of employment, $200,000 being paid one year from your start date and $200,000 being paid on the second anniversary of your start date. Repayment to the company of the first payment will be required upon request if the employee separates voluntarily earlier than 12 months from the date of employment.

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In addition to the healthcare benefits below, you and your eligible dependents are eligible for our supplemental insurance plan. This Medical Expense Reimbursement Plan (MERP) will reimburse up to an annual maximum of eligible out of pocket expenditures for medical, dental and vision care incurred by you or your dependents and which are not covered by Enova's group health plans.

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In the same calendar year you commence employment, you become a participant in Enova's Supplemental Executive Retirement Plan (SERP), a nonqualified deferred compensation plan with employer contributions. The actual amount of contributions credited to your account will be determined and approved each year by the Compensation Committee. This typically happens no later than February each year. Your target contribution is 9% of your SERP eligible compensation during each year.

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Details on your participation in the 401(k) Savings Plan are in the following documents. Initially, you may change your deferral percentage at any time by electing a deferral between 0% and 75% of your 401(k) eligible compensation (subject to IRS limitations).

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Nonqualified Deferred Compensation Plan. As an HCE, you will be eligible to defer compensation into the Enova Nonqualified Savings Plan, a nonqualified deferred compensation plan beginning in 2017. The Nonqualified Savings Plan in many ways mirrors the 401(k) Plan; however, there is no company match in the Nonqualified Savings Plan to the extent you are eligible to receive the full match under the 401(k) Plan.

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You qualify for 21 PTO (paid time off) days annually. Accrual begins first of the month after 30 days of service and is prorated for new hires. You're eligible to use PTO first of the month following 30 days of employment. You may carry over a maximum of five days of unused PTO time each year

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Severance Pay Plan for Executives. Under applicable circumstances, you will be eligible to participate in Enova International, Inc. Severance Pay Plan for Executives, or an equivalent or successor thereto for Enova, on such terms and conditions as may be in effect and may apply to your situation at any particular time.

We are confident in your ability to add immediate value to our team and to make a significant impact. Enova is proud of our success thus far, but we need individuals like you to help propel our potential growth and future initiatives. We have ambitious expectations for the future of this company and we hope that you'll be a part of the excitement along the way!

Contingencies:

This offer is contingent upon satisfactory verification of employment references, a background check including criminal history and your ability to provide documentation that proves your identity and demonstrates your eligibility to work in the United States.

Your employment with Enova is at-will. We recognize that you retain the option, as does Enova, of ending your employment with Enova at any time, with or without notice and with or without cause. Neither this letter nor any other oral or written representations, unless made in writing by the Chief Executive Officer of Enova, may be considered a contract for any specific period of time.

Employee's signature below indicates acceptance of the terms and conditions of this offer of employment.

Enova Financial, Holdings, LLC	Greg Zeeman

/s/ David Fisher 9/28/15	/s/ Greg Zeeman 9/29/15